                                                                    EXHIBIT 10.5

                           [ADAMS GOLF LETTERHEAD]




April 13, 1998


Darl P. Hatfield
601 Liechty Court
Heath, Texas  75087


Dear Darl:

     I enjoyed the opportunity to visit with you concerning our current search of a senior financial executive. Your past experience with KPMG Peat Markwich LLP has provided you with a strong compliment of financial and administrative skills which match very well with our current needs.

     Based on your educational background, interpersonal skills, professional experience and overall executive presence, I am pleased to offer you the position of Senior Vice President, Finance and Administration with Adams Golf.

     As the Sr. VP, Finance and Administration, you will report directly to me, the Chief Executive Officer, and will interact across all of our organizational levels. You will be responsible for the establishment and sustained maintenance of financial policies, procedures and practices as well as the financial objectives for Adams, which is experiencing rapid growth and profitability.

     Additionally, you have the responsibility for the development of financial plans, analysis, mergers and acquisition analysis and accounting for the Company. You will be responsible for establishing weekly meetings with the senior executive staff to ensure both financial and operational objectives are being achieved. As the Sr. VP, Finance and Administration you will be responsible for maintaining and enhancing the financial liquidity of the Company and negotiating substantial annual capital funding requirements. These responsibilities include all cash management, credit and collections, banking relationships and negotiations and presentations to the investment community.

     You will be an employee of Adams Golf Management Corporation, and your compensation will be as follows:

Darl P. Hatfield
April 13, 1998
Page 2

 Base Monthly Salary:              $12,500--paid by-monthly ($150,000 annual
                                   salary)

 Performance Bonus                 All bonus awards will be made pursuant to
                                   the Company's Bonus Plan.
 (Two tier bonus)

 First Tier:                       Up to 50% of your annual base salary, based
                                   on achieving corporate revenue goals--paid quarterly.

 Second Tier:                      Up to an annual 30% of your annual base
                                   salary, based on achieving department
                                   goals--paid quarterly.


 Equity Participation:             45,000 stock options (pre-split), 50%
                                   (22,500 shares) to be vested the sooner of one (1) year or upon the successful completion of a public offering, with the remaining 50% (22,500 shares) vested equally (7,500 shares per year) over the subsequent three year period. Such options will have a strike price of $5 per share.

 Change of Control:                Should Adams Golf be acquired, merged or
                                   experience any change of corporate
                                   leadership that would lead to your
                                   termination without cause, your Adams Golf
                                   Stock Options will become fully vested.
                                   Additionally, you will receive one year (12 months) of base salary compensation.
                                   However, should you be terminated for cause there will be no continuation of salary or any other benefits. In the event of your termination for cause, all non-vested options will expire.

 Employee Benefits:                You will participate in Adams Golf's group
                                   health and other benefits (i.e., vacation, etc.) in accordance with our group benefit programs.

 Reimbursement  of Cost of         It is our understanding that due to
 Rabbi Trust:                      independence requirements imposed by the
                                   SEC that if the Company completes a public offering that KPMG will be required to fund certain pension payments into a "Rabbi" trust. In conection with this requirement, if KPMG charges you an interest rate differential,

Darl P. Hatfield
April 13, 1998
Page 3

                                   Adams Golf will pay such cost up to a
                                   maximum of $50,000 for your estimated
                                   remaining lifetime.

     Darl, we are very excited about you joining our team at Adams Golf effective May 1, 1998, and believe your skills and abilities will be key ingredients in our continued success. Please sign this letter below and return on of the enclosed originals to me.

     I look forward to working with you and achieving the potential we have together.

Best Regards,



/s/ B. H. Adams


B. H. (Barney) Adams
Chief Executive Officer




Accepted by:  /s/ Darl P. Hatfield             Date:  April 13, 1998
             ------------------------------          -------------------
             Darl P. Hatfield